  As filed with the Securities and Exchange Commission on February 7, 1994
                                              Registration No. 33-52053
                                              Registration No. 33-52053


                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                            -------------------

                                AMENDMENT NO. 1
                                     TO
                                  FORM S-3
                           Registration Statement
                                 Under the
                           Securities Act of 1933

                               -------------


      BEAR STEARNS FINANCE LLC               THE BEAR STEARNS COMPANIES INC.
    (Exact name of registrant as              (Exact name of guarantor as
     specified in its charter)                 specified in its charter)

           Cayman Islands                               Delaware
  (State or other jurisdiction of            (State or other jurisdiction of
   incorporation or organization)             incorporation or organization)

            Applied for                                13-3286161
  (I.R.S. Employer Identification No.)    (I.R.S. Employer Identification No.)


     c/o William J. Montgoris                     William J. Montgoris
     Chief Operating Officer                    Chief Operating Officer
   and Chief Financial Officer                and Chief Financial Officer
 The Bear Stearns Companies Inc.            The Bear Stearns Companies Inc.
         245 Park Avenue                            245 Park Avenue
     New York, New York 10167                   New York, New York 10167
          (212) 272-2000                             (212) 272-2000
(Name, address, including zip code, and    (Name and address, including zip
 telephone number, including area code,       code, and telephone number,
of principal executive offices and agent        including area code, of
              for service)                  principal executive offices and
                                                   agent for service)

                                  Copies to:

       Dennis J. Block, Esq.                  Michael Q. Rosenwasser, Esq.
       Weil, Gotshal & Manges                    Andrews & Kurth L.L.P.
          767 Fifth Avenue                        425 Lexington Avenue
      New York, New York 10153                  New York, New York 10017
           (212) 310-8000                            (212) 850-2800


APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

 If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

 If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]


                                                    CALCULATION OF REGISTRATION FEE

                                                              Proposed Maximum      Proposed Maximum
 Title of Each Class of Securities to      Amount to be      Offering Price Per    Aggregate Offering         Amount of
            be Registered                 Registered(1)            Unit(2)              Price(2)          Registration Fee


Exchangeable Preferred Income           20,000,000 shares            $25              $500,000,000            $172,414
Cumulative Shares of Bear Stearns
Finance LLC

Backup Undertakings by The Bear                ___                   ___                   ___                   ___
Stearns Companies Inc. (3)

Preferred Stock of The Bear Stearns            ___                   ___                   ___                   ___
Companies Inc. (3)(4)

Depositary Shares (3)(4)                       ___                   ___                   ___                   ___



































































(1)     The number of Preferred Shares being registered hereby in such number of Preferred Shares, not to exceed 20,000,000, as may from time to time be issued by Bear Stearns Finance LLC.
(2)     Estimated solely for the purpose of calculating the registration fee.
(3)     No additional consideration will be received for the Backup Undertakings, Preferred Stock or Depositary Shares.
(4)     There are also being registered hereunder such indeterminate number of (i) shares of Preferred Stock of The Bear
        Stearns Companies Inc. issuable in exchange for the Guaranteed Exchangeable Preferred Shares of Bear Stearns Finance
        LLC and (ii) Depositary Shares representing shares of that Preferred Stock.

                 The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.


     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.
     THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



                  SUBJECT TO COMPLETION, DATED FEBRUARY 7, 1994

     PROSPECTUS

                            BEAR STEARNS FINANCE LLC

           EXCHANGEABLE PREFERRED INCOME CUMULATIVE SHARES ("EPICS"*)
                  GUARANTEED TO THE EXTENT SET FORTH HEREIN BY

                         THE BEAR STEARNS COMPANIES INC.

          Bear Stearns Finance LLC (the "Company"), an exempted company with limited duration incorporated under the laws of the Cayman Islands, all of the outstanding Common Shares of which are owned, directly and indirectly, by The Bear Stearns Companies Inc. (the "Guarantor"), may offer from time to time, in one or more series, its authorized but unissued Exchangeable Preferred Income Cumulative Shares, par value $.01 per share (the "Preferred Shares"). Under certain circumstances, but subject to certain conditions, the Company may redeem all, but not less than all, of the Preferred Shares of any series solely in exchange for Depositary Shares (the "Depositary Shares"), each representing a fractional interest in a share of a series of Preferred Stock, par value $1.00 per share (the "Guarantor Preferred Stock"), of the Guarantor. See "Description of Preferred Shares -- Mandatory Redemption." The total number of Preferred Shares of all series to be issued under this Prospectus will not exceed 20,000,000.

          The payment of dividends, if and to the extent declared out of moneys held by the Company and lawfully available therefor, and payments on liquidation or redemption with respect to the Preferred Shares will be guaranteed (the "Guarantee") by the Guarantor to the extent set forth herein. The Guarantee will rank junior to all liabilities of the Guarantor and pari passu with the most senior preferred or preference stock issued by the Guarantor. See "Bear Stearns Finance LLC", "Description of Preferred Shares -- Mandatory Redemption" and "Description of the Guarantee" for a description of various contractual backup obligations of the Guarantor.

          The Preferred Shares may be issued in amounts, at prices and on other terms to be determined in light of market conditions at the time of sale. Information relating to the specific number of shares, title, stated value and liquidation preference of each share, issuance price, dividend rate or method of calculation, dividend periods, dividend payment dates, any redemption or sinking fund provisions, any national securities exchange or other trading market on which the Preferred Shares may be listed or registered, the terms of any Depositary Shares representing shares in a series of Guarantor Preferred Stock that may be issuable in exchange for the Preferred Shares and other specific terms of each series of Preferred Shares in respect of which this Prospectus is being delivered shall be set forth in the applicable Prospectus Supplement (the "Prospectus Supplement").
                            _________________________

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           _________________________

          The Preferred Shares may be offered through dealers, through underwriters or through agents designated from time to time, as set forth in the applicable Prospectus Supplement. The net proceeds to the Company will be, in the case of a dealer, the sales price to such dealer, in the case of an underwriter, the public offering price less the applicable underwriting discount or commission, and, in the case of an agent, the public offering price less the applicable agency commission, in each case less other expenses attributable to issuance and distribution. See "Plan of Distribution" for possible indemnification arrangements for dealers, underwriters and agents.

          This Prospectus and the applicable Prospectus Supplement may be used by Bear, Stearns & Co. Inc. in connection with offers and sales of Preferred Shares and Depositary Shares in market-making transactions at negotiated prices related to prevailing market prices at the time of sale or otherwise. Bear, Stearns & Co. Inc. may act as a principal or agent in such transactions.

     ------------------------------
     * An application is being filed by Bear, Stearns & Co. Inc. with the United States Patent and Trademark Office for registration of the EPICS servicemark.

                         BEAR, STEARNS & CO. INC.
             The date of this Prospectus is February __, 1994

          IN CONNECTION WITH THE OFFERING OF PREFERRED SHARES HEREUNDER, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THOSE SECURITIES, OR OTHER SECURITIES OF THE COMPANY, AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             -----------------------

          NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                              AVAILABLE INFORMATION

          The Guarantor is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Guarantor with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, 13th Floor, New York, New York 10048, and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Reports, proxy statements and other information concerning the Guarantor can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

          This Prospectus constitutes a part of a joint Registration Statement filed by the Company and the Guarantor with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Guarantor. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

          No separate financial statements of the Company have been included herein. The Company and the Guarantor do not consider that such financial statements would be material to holders of the Preferred Shares because the Company is a newly organized special purpose entity, has no operating history and no independent operations and is not engaged in any activity other than the issuance of the Preferred Shares and its common shares, and the lending of the net proceeds thereof to the Guarantor or its subsidiaries. The Company is an exempted company with limited duration incorporated under the laws of the Cayman Islands and will be managed by the Guarantor which directly and indirectly owns all of the Company's outstanding ordinary shares (the "Common Shares"), which shares are nontransferable. The Company has no physical assets located within the United States. As a result, it may not be possible for investors to effect service of process within the United States upon the Company or to enforce against it in the United States courts judgments obtained in such courts predicated upon civil liability provisions of the federal securities laws of the United States. The Company has been advised by its Cayman Islands legal counsel, Maples and Calder, that there may be doubt as to the enforceability, in the Cayman Islands in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated solely upon the federal securities laws of the United States.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents filed by the Guarantor with the Commission pursuant to Section 13 of the Exchange Act (File No. 1-
     8989), are incorporated herein by reference: (i) the Annual Report on Form 10-K (including the portions of the Guarantor's Annual Report to Stockholders incorporated by reference therein) for the fiscal year ended June 30, 1993 (the "1993 Form 10-K"), (ii) the Quarterly Report on Form 10-Q for the quarterly period ended September 24, 1993 and
     (iii) the Current Report on Form 8-K dated January 13, 1994. All documents filed by the Guarantor pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

          Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          The Guarantor will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all documents incorporated by reference into this Prospectus except the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Corporate Communications Department, The Bear Stearns Companies Inc., 245 Park Avenue, New York, New York 10167; telephone number (212) 272-2000.

                         THE BEAR STEARNS COMPANIES INC.

          The Guarantor is a holding company that, through its subsidiaries, principally Bear, Stearns & Co. Inc. ("Bear Stearns") and Bear, Stearns Securities Corp. ("BSSC") is a leading United States investment banking, securities trading and brokerage firm serving United States and foreign corporations, governments and institutional and individual investors. The business of the Guarantor and its subsidiaries includes market-making and trading in corporate, United States government and agency, mortgage-related, asset-backed and municipal securities and trading in options, futures, foreign currencies, interest rate swaps and other derivative products; securities and commodities arbitrage; securities, options and commodities brokerage for domestic and international institutional and individual clients; underwriting and distribution of securities, arranging for the private placement of securities, assisting in mergers and acquisitions and restructuring and providing other financial advisory services, including advising on, and participating in principal investments in, leveraged acquisitions; providing securities clearance services; specialist activities in securities on the floors of the New York Stock Exchange (the "NYSE"); customer financing activities; securities lending activities; fiduciary services; and providing other services, including real estate brokerage, investment management and advisory activities, and securities research.

          The Guarantor's operations are conducted from its principal offices in New York City, from domestic regional offices in Atlanta, Boston, Chicago, Dallas, Los Angeles and San Francisco, from representative offices in Geneva, Hong Kong and Shanghai, through international subsidiaries in Frankfurt, Hong Kong, London and Paris, through a branch office in Tokyo and through joint ventures with other firms in Karachi, Madrid and Paris. The Guarantor's foreign offices provide services and engage in investment activities involving foreign clients and international transactions. The Guarantor's trust company subsidiary, Custodial Trust Company, operates from offices in Princeton, New Jersey.

          Bear Stearns and BSSC are broker-dealers registered with the Commission, futures commission merchants registered with the Commodity Futures Trading Commission, members of the NYSE and all other principal United States securities and commodities exchanges and members of the National Association of Securities Dealers, Inc. (the "NASD") and the National Futures Association. Bear Stearns is also recognized as a "primary dealer" in United States government securities designated by the Federal Reserve Bank of New York.

          The Guarantor is incorporated in Delaware. The principal executive office of the Guarantor is located at 245 Park Avenue, New York, New York 10167; its telephone number is (212) 272-2000.

       RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

          The ratio of earnings to combined fixed charges and preferred dividends of the Guarantor was 1.9 for the six months ended December 31, 1993 and 1.8, 1.6, 1.2, 1.2 and 1.3 for the fiscal years ended June 30, 1993, 1992, 1991, 1990 and 1989, respectively. These ratios were calculated by dividing the sum of fixed charges and preferred dividends into the sum of earnings before taxes and fixed charges. Fixed charges for these purposes consist of all interest expense and certain other immaterial expenses. Preferred dividends represent the pretax earnings necessary to cover the dividends on the Guarantor's preferred stock assuming such earnings are taxed at the Guarantor's consolidated effective tax rate.

                            BEAR STEARNS FINANCE LLC

          The Company is an exempted company with limited duration incorporated under the laws of the Cayman Islands. The Company's registered offices are located c/o Maples and Calder, Ugland House, P.O. Box 309, George Town, Grand Cayman, Cayman Islands, British West Indies, telephone: (809) 949-8066. The Guarantor owns, directly and indirectly, all of the outstanding Common Shares of the Company, which shares are nontransferable. The Company exists solely for the purpose of issuing preferred and common shares and lending the net proceeds thereof to the Guarantor or its subsidiaries.

          Pursuant to the Company's Memorandum of Association (the "Memorandum") and the applicable provisions of the Companies Law (Revised) of the Cayman Islands, the Guarantor, as the direct and indirect owner of all of the Common Shares of the Company, has unlimited liability for the debts and obligations of the Company, to the extent not fully satisfied and discharged by the Company. That liability on the part of the Guarantor is enforceable by the liquidator of the Company in the event of its insolvent liquidation and is for the benefit of third parties to whom the Company owes such debts and obligations.

                                 USE OF PROCEEDS

          Unless otherwise specified in the applicable Prospectus Supplement, the Company intends to lend to the Guarantor the net proceeds from the issuance and sale of the Preferred Shares, together with the proceeds from the issuance and sale of its Common Shares, to be used by the Guarantor for general corporate purposes, which may include additions to working capital, repayment of short-term indebtedness and investments in, or extensions of credit to, subsidiaries of the Guarantor.

                         DESCRIPTION OF PREFERRED SHARES

          The following description of terms of the Preferred Shares sets forth certain general terms and provisions of the Preferred Shares to which any Prospectus Supplement may relate. The particular terms of the Preferred Shares of a series and the extent, if any, to which such general terms do not apply to such series of Preferred Shares will be described in such Prospectus Supplement. The Prospectus Supplement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Memorandum, the Articles of Association of the Company (the "Articles") and the resolutions adopted, or to be adopted, by the Guarantor, in its capacity as the direct and indirect owner of all of the Company's Common Shares (the "Common Shareholder"), establishing the rights, preferences, privileges, limitations and restrictions relating to the Preferred Shares of any series or of a particular series. Copies of the Memorandum and the Articles have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.

     GENERAL

          The Company is authorized to issue up to 20,000,000 preference shares, par value $.01 per share, in one or more series or classes, with such dividend rights, liquidation preference per share, redemption provisions, voting rights and other rights, preferences, privileges, limitations and restrictions as shall be set forth in the Articles and the resolutions providing for the issuance thereof adopted by the Common Shareholder. All of the Preferred Shares, to be issued in one or more series or classes, will rank pari passu with each other with respect to participation in profits and assets. The Articles as currently in effect do not permit the issuance of any preference shares ranking, as to participation in the profits or the assets of the Company, senior to the Preferred Shares.

          The Preferred Shares of any series will be issued in registered form only without dividend coupons. Registration of, and registration of transfers of, the Preferred Shares of any series will be by book entry only. The Preferred Shares shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise specified in the applicable Prospectus Supplement. Reference is made to the Prospectus Supplement relating to the particular series of Preferred Shares offered thereby for specific terms, including: (i) the designation, stated value and liquidation preference of such Preferred Shares and the number of shares offered; (ii) the dividend rate or rates (or method of calculation) and the date or dates from which dividends shall accrue; (iii) any redemption or sinking fund provisions; (iv) the amount that shares of such series shall be entitled to receive in the event of any liquidation, dissolution or winding up of the Company; (v) the terms and conditions, if any, on which shares of such series shall, at the option of the Company, be exchangeable, or redeemable in exchange, for shares of stock of any other class or classes, or other series of the same class, of the Company or for shares of stock of any class, or series thereof, of the Guarantor; (vi) the voting rights, if any, of shares of such series;
     (vii) the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by the Company of a class of stock of the Company ranking junior to the shares of such series as to dividends or upon liquidation; (viii) any additional dividend, liquidation, redemption, sinking or retirement fund and other rights, preferences, privileges, limitations and restrictions of such Preferred Shares; and (ix) the terms upon which the proceeds from the sale of the Preferred Shares of such series will be loaned to the Guarantor or its subsidiaries. No series of Preferred Shares will be convertible, at the option of the holders thereof, into shares of any other class or series, whether of the Company or the Guarantor.

     DIVIDENDS

          Cumulative dividends on any series of Preferred Shares will accrue from the date of original issue thereof and will be payable in arrears at the dates specified in the Prospectus Supplement relating to each such series. Payment of dividends is limited in relation to the amount of funds held by the Company and legally available therefor. See "Description of the Loans" in the Prospectus Supplement and "Description of the Guarantee--General" below.


          Dividends declared on the Preferred Shares of any series will be payable to the record holders thereof as they appear on the register for the Preferred Shares of such series on the relevant record date, which, in each case, will be, unless otherwise specified in the Prospectus Supplement relating to each such series, five Business Days prior to the relevant payment date. Subject to any applicable fiscal or other laws and regulations, each such payment will be made as described under "Book-Entry Procedures and Settlement" below. In the event that any date on which dividends are payable on the Preferred Shares of any series is not a day on which banks in The City of New York are open for business and on which foreign exchange dealings may be conducted in The City of New York (a "Business Day"), then payment of the dividend payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

          Dividends on the Preferred Shares of any series will be cumulative. Dividends on the Preferred Shares of such series will be declared by the Common Shareholder in any calendar year or portion thereof to the extent that the Common Shareholder reasonably anticipates that at the time of payment it will have, and will be paid by the Company to the extent that at the time of proposed payment it has, (x) earnings legally available for the payment of such dividends and (y) cash in hand sufficient to permit such payments.

          If dividends can be paid only in part on the Preferred Shares of a particular series in any calendar year or portion thereof as a result of the lack of sufficient funds legally available for the payment of dividends, then such partial dividends shall be paid on the respective dividend payment dates on a pro rata basis to holders of such Preferred Shares.

          If at any time dividends on the Preferred Shares are in arrears for any dividend period, any dividend payments in respect thereof must be applied in respect of all dividend periods in arrears, pro rata in accordance with the respective amounts in arrears for each such period in equal amounts for each such period.

          Except as described herein and in the Prospectus Supplement relating to the Preferred Shares of a particular series, holders of the Preferred Shares will have no other right to participate in the profits of the Company.

     CERTAIN RESTRICTIONS ON THE COMPANY

          If dividends have not been paid in full on the Preferred Shares of any series, the Company shall not:

                      (i) pay, or declare and set aside for payment, any dividends on any other preferred or preference shares of the Company ranking pari passu with the Preferred Shares of such series as regards participation in profits of the Company ("Company Dividend Parity Shares"), unless the amount of any dividends declared on any Company Dividend Parity Shares is paid on the Company Dividend Parity Shares and the Preferred Shares of such series on a pro rata basis on the date such dividends are paid on such Company Dividend Parity Shares, so that

                         (x) (A) the aggregate amount of dividends paid on
                    the Preferred Shares of such series bears to (B) the aggregate amount of dividends paid on such Company Dividend Parity Shares the same ratio as

                         (y) (A) the aggregate of all accumulated arrears
                    of unpaid dividends in respect of the Preferred Shares of such series bears to (B) the aggregate of all accumulated arrears of unpaid dividends in respect of such Company Dividend Parity Shares;


                     (ii) pay, or declare and set aside for payment, any dividends on any shares of the Company ranking junior to the Preferred Shares of such series as to dividends ("Company Dividend Junior Shares"); or

                    (iii) redeem, purchase or otherwise acquire any Company Dividend Parity Shares or Company Dividend Junior Shares;

     until, in each case, such time as all accumulated arrears of unpaid dividends on the Preferred Shares of such series shall have been paid in full for all dividend periods terminating on or prior to, in the case of clauses (i) and (ii), such payment, and in the case of clause
     (iii), the date of such redemption, purchase or acquisition. As of the date of this Prospectus there are no Company Dividend Parity Shares outstanding.

     MANDATORY REDEMPTION

          The proceeds from the repayment or any prepayment in cash of the principal of any loan to the Guarantor of the proceeds from the issuance of any series of Preferred Shares must be applied to redeem the Preferred Shares of such series at the redemption price set forth in the applicable Prospectus Supplement; provided that amounts so repaid or prepaid may be loaned or reloaned to the Guarantor if at the time of such new loan, and as determined in the judgment of the Guarantor, in its capacity as Common Shareholder, and its financial advisor (which may be an affiliate of the Guarantor), (a) the Guarantor is not the subject of a pending case under the United States Bankruptcy Code, (b) the Guarantor is not in default on any loan pertaining to Preferred Shares of any other series ranking pari passu with such series, (c) the Guarantor timely made all required monthly payments on the repaid or prepaid loan for the immediately preceding nine months, (d) the Company is not in arrearage on payments of dividends on the Preferred Shares of such series, (e) the Guarantor is expected to be able to make timely payment of principal and interest on the new loan, (f) such new loan is being made on terms, and under circumstances, that are no less favorable to the Company than those that a lender would require for a similar loan to an unrelated party,
     (g) such new loan is being made at a rate of interest sufficient to provide monthly payments equal to or greater than the amount of monthly dividends on the Preferred Shares of such series and (h) such new loan is being made for a fixed term that is consistent with market circumstances and the Guarantor's financial condition.


          The loan agreement governing the loan by the Company to the Guarantor of the proceeds from the issuance of each series of Preferred Shares will accord to the Guarantor the right, at its option but subject to certain conditions, to issue and deliver to the Company, on any dividend payment date, in exchange for the note evidencing such loan, shares of a newly-issued series of Guarantor Preferred Stock (or Depositary Shares representing the same), all as more fully set forth in the applicable Prospectus Supplement. Such exchange option may not be exercised prior to the expiration of six months following the date of the original issuance of such series. In the event of such exchange, the Company shall be obligated to redeem, as an entirety, the series of Preferred Shares the proceeds of which were the subject of such loan, solely in exchange for shares of the same series of Guarantor Preferred Stock (or Depositary Shares representing the same) so delivered to the Company in exchange for the promissory note, all upon such terms, and subject to such conditions, as shall be set forth in the resolutions creating such series of Preferred Shares and in the applicable Prospectus Supplement.


     OPTIONAL REDEMPTION

          The Preferred Shares of any series will be redeemable, if at all, as specified in the Prospectus Supplement relating to such series.

          Notice of any redemption of the Preferred Shares of any series will be given by the Company by mail to each record holder to be redeemed not fewer than 30 nor more than 60 days prior to the date fixed for redemption thereof.

          In the event that fewer than all the outstanding Preferred Shares of a particular series are to be redeemed, the Preferred Shares of such series to be redeemed will be selected as described under "Book-Entry Procedures and Settlement" below. The Company will not redeem fewer than all the outstanding Preferred Shares of a particular series unless all accumulated arrears of unpaid dividends have been paid on all Preferred Shares of such series for all monthly dividend periods terminating on or prior to the date of redemption.

          If the Company gives a notice of redemption in respect of Preferred Shares of a particular series, then, by 12:00 noon, New York time, on the redemption date, the Company will irrevocably deposit with The Depository Trust Company ("DTC", which term as used herein, includes any successor or alternate depository selected by the Company or the Guarantor) funds sufficient to pay the applicable redemption price, including an amount equal to all accumulated arrears and accruals of unpaid dividends (whether or not declared) to the date fixed for redemption, and will give DTC irrevocable instructions and authority to pay the redemption price to the holders thereof. See "Book-Entry Procedures and Settlement". If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of holders of such Preferred Shares of a series so called for redemption will cease, except the right of the holders of such shares to receive the redemption price, plus accumulated arrears and accruals of unpaid dividends, if any, but without interest, and such shares will cease to be outstanding. In the event that any date on which any payment in respect of the redemption of Preferred Shares of any series is not a Business Day, then payment of the redemption price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the redemption price in respect of Preferred Shares of any series is improperly withheld or refused and not paid either by the Company or by the Guarantor pursuant to the Guarantee, dividends on such shares will continue to accrue, at the then applicable rate, from the redemption date to the date of payment of such redemption price.

          Subject to the foregoing and applicable law (including, without limitation, U.S. federal securities laws) the Guarantor or its subsidiaries may at any time and from time to time purchase outstanding Preferred Shares of any series by tender, in the open market or by private agreement.

     REGISTRAR, TRANSFER AGENT AND PAYING AGENT

          Chemical Bank will act as registrar, transfer agent and paying agent for the Preferred Shares (the "Paying Agent").

          Registration of transfers of Preferred Shares of any series will be effected without charge by or on behalf of the Company, but upon payment (with the giving of such indemnity as the Company or the Guarantor may require) in respect of any tax or other governmental charges which may be imposed in relation to it.

          The Company will not be required to register or cause to be registered the transfer of Preferred Shares of a particular series after such Preferred Shares have been called for redemption.

          Additional transfer restrictions, if any, relating to the Preferred Shares of any series will be set forth in the Prospectus Supplement relating to such series.


     MISCELLANEOUS

          Holders of Preferred Shares will have no preemptive rights.


                          DESCRIPTION OF THE GUARANTEE

          Set forth below is condensed information concerning the guarantee (the "Guarantee"), which will be executed and delivered by the Guarantor for the benefit of the holders from time to time of Preferred Shares. This summary contains all material information concerning the Guarantee but does not purport to be complete. References to provisions of the Guarantee are qualified in their entirety by reference to the text of the Guarantee, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

     GENERAL

          The Guarantor will irrevocably and unconditionally agree, to the extent set forth herein, to pay in full, to the holders of the Preferred Shares of any series, the Guarantee Payments (as defined below) (except to the extent paid by the Company), as and when due, regardless of any defense, right of set-off or counterclaim which the Company may have or assert. The following payments to the extent not paid by the Company (the "Guarantee Payments") will be subject to the Guarantee (without duplication): (i) any accumulated arrears and accruals of unpaid dividends which have been theretofore declared on the Preferred Shares of such series out of moneys legally available therefor, (ii) the redemption price (including all accumulated arrears and accruals of unpaid dividends) payable with respect to Preferred Shares of any series called for redemption by the Company as an optional redemption or otherwise out of funds available to the Company, (iii) the lesser of (a) the aggregate of the liquidation preference and all accumulated arrears and accruals of unpaid dividends (whether or not declared) to the date of payment and (b) the amount of remaining assets of the Company and (iv) any Additional Amounts payable by the Company (as defined below and more fully described in the applicable Prospectus Supplement). The Guarantor's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Guarantor to the holders of Preferred Shares of any series or by causing the Company to pay any such amounts to such holders.


     CERTAIN COVENANTS

          If, at any time that the Guarantor fails to comply with its obligations under the Guarantee, any proposal by the management of the Guarantor is made to declare dividends on any shares of the Guarantor ranking junior to the Guarantor's obligations under the Guarantee as to participation in profits, the Guarantor shall, or shall cause the Company to, set aside for payment in a segregated account at the office of the Paying Agent an amount equal to all accumulated arrears of dividends payable on the Preferred Shares of such series out of moneys held and legally available therefor and irrevocably instruct the Paying Agent to pay such amounts as dividends payable on the Preferred Shares of such series on the day following the date on which such proposal is approved by all necessary persons. The Paying Agent shall make such payment on such day unless it shall have received, prior to 10:00 a.m., New York time, on such day, a certificate from the Guarantor certifying that such proposal has not been approved by all necessary persons. In such case, the amounts deposited in such account shall be remitted forthwith to the Guarantor or the Company, as the case may be. In all cases, any interest accrued on the amounts deposited in such account shall be remitted by the Paying Agent to the Guarantor or the Company, as the case may be.

          In addition, if, at any time that the Guarantor fails to comply with its obligations under the Guarantee, the Guarantor (or any subsidiary of the Guarantor using funds provided by the Guarantor) redeems or purchases or otherwise acquires any shares of the Guarantor ranking junior to the Guarantor's obligations under the

     Guarantee as to participation in assets of the Guarantor upon liquidation, all accumulated arrears of dividends payable on the Preferred Shares of such series out of moneys held and legally available therefor shall immediately become due and payable under the Guarantee; provided, however, that no such payment shall be required if any such shares of the Guarantor are redeemed, purchased or otherwise acquired pursuant to any employee stock option plan of the Guarantor.

          Neither the Guarantor, nor any subsidiary of the Guarantor using funds provided by the Guarantor, shall redeem, purchase or acquire, or pay a liquidation preference with respect to, any preferred or preference stock of the Guarantor ranking pari passu with the Guarantee, any preferred or preference stock of affiliates of the Guarantor (including the Company) entitled to the benefits of a guarantee of the Guarantor ranking pari passu with the Guarantee or any preferred or preference stock of affiliates of the Guarantor entitled to the benefits of a guarantee ranking junior to the Guarantee as to participation in assets of the Guarantor upon liquidation if at such time the Guarantor shall be in default with respect to its obligations under the Guarantee.

          Neither the Guarantor, nor any subsidiary of the Guarantor using funds provided by the Guarantor, shall pay dividends, or make guarantee payments with respect to dividends, on any preferred or preference stock of affiliates of the Guarantor entitled to the benefits of a guarantee ranking junior to the Guarantee as to participation in profits of the Guarantor if at such time the Guarantor shall be in default with respect to its obligations under the Guarantee.

          Pursuant to the Guarantee, the Guarantor will agree (i) to maintain ownership, directly and indirectly, of 100% of the Common Shares of the Company, (ii) not to voluntarily dissolve, wind-up or liquidate the Company so long as any Preferred Shares are outstanding and (iii) to use its reasonable efforts to cause the Company to remain an exempted company with limited duration and otherwise continue to be treated as a partnership for United States federal income tax purposes.

          If the Guarantor issues, following the date of this Prospectus, any preferred or preference shares ranking senior to its obligations under the Guarantee or enters into any guarantee in respect of any preferred or preference shares of any affiliate of the Guarantor, which guarantee would rank junior to all liabilities of the Guarantor but senior to the Guarantee as regards rights in respect of dividends, liquidation preference and distributions, and rights upon redemption, then the Guarantee will be deemed to give the holders of Preferred Shares such rights and entitlements as are contained in or attached to such other preferred or preference stock or guarantee such that the Guarantee ranks pari passu as to such rights and entitlements with any such preferred or preference stock or other guarantee.

     ADDITIONAL AMOUNTS

          All Guarantee Payments will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied upon or as a result of such payment by or on behalf of the Cayman Islands, or any authority therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law. In that event, the Guarantor will pay such additional amounts as may be necessary in order that the net amounts received by the holders of the Preferred Shares after such withholding or deduction will equal the amount which would have been receivable in respect of the Preferred Shares in the absence of such withholding or deduction (the "Additional Amounts"), except that no such Additional Amounts will be payable to a holder of the Preferred Shares (or a third party on his behalf) with respect to any of the Preferred Shares:

               (a) if such holder is liable for such taxes, duties, assessments or governmental charges for which the withholding or deduction was imposed in respect of the income from the Preferred Shares by reason of such holder's having some connection with the Cayman Islands, other than being a holder of the Preferred Shares; or

               (b) if the Company or the Guarantor has notified such holder of the obligation to withhold taxes and requested but not received from such holder a declaration of non-residence or other similar claim for exemption, and such withholding or deduction would not have been required had such declaration or similar claim been received.

     AMENDMENTS AND ASSIGNMENT

          Except with respect to any changes which do not materially and adversely affect the rights of holders of Preferred Shares (in which case no vote will be required), the Guarantee may be changed only with the prior approval of the holders of not less than 66-2/3% of the outstanding Preferred Shares given either in writing or by vote at a duly constituted meeting of such holders. All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the holders of the Preferred Shares. The quorum for any such meeting and the determination of the Preferred Shares of each series entitled to vote shall be as set forth in the Prospectus Supplement relating to that series.


     TERMINATION OF THE GUARANTEE

          The Guarantee will terminate and be of no further force and effect as to the Preferred Shares of any series upon either (i) full payment of the redemption price (including all accumulated arrears and accruals of unpaid dividends) for all Preferred Shares of that series, including any redemption in exchange for Guarantor Preferred Stock (or Depositary Shares representing the same) or (ii) upon full payment of the amounts payable upon liquidation of the Company. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Shares of any series must restore payment of any sums paid under the Preferred Shares of such series or under the Guarantee.


     STATUS OF THE GUARANTEE

          The Guarantee will constitute an unsecured obligation of the Guarantor and will rank (i) junior to all liabilities of the Guarantor, (ii) pari passu with the most senior preferred or preference stock issued by the Guarantor and with any guarantee entered into by the Guarantor in respect of any preferred or preference stock of any affiliate of the Guarantor and (iii) senior to the Guarantor's common shares.

          The Guarantee will constitute a guarantee of payment and not of collection. A holder of Preferred Shares may enforce the Guarantee directly against the Guarantor, and the Guarantor will waive any right or remedy to require that any action be brought against the Company or any other person or entity before proceeding against the Guarantor. The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Company and by complete performance of all obligations under the Guarantee.

     GOVERNING LAW

          The Guarantee will be governed and construed in accordance with the laws of the State of New York.


                    DESCRIPTION OF GUARANTOR PREFERRED STOCK

          The following description of the terms of the Guarantor Preferred Stock sets forth certain general terms and provisions of the Guarantor Preferred Stock to which any Prospectus Supplement may relate. The particular terms of the Guarantor Preferred Stock and the extent, if any, to which such general terms do not apply to such Guarantor Preferred Stock will be described in such Prospectus Supplement. The description of the terms of the Guarantor Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Guarantor's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), including the Certificate of Designations (the "Certificate of Designations") relating to the Guarantor Preferred Stock. The Certificate of Incorporation and any such Certificate of Designations are filed as exhibits to or will be incorporated by reference in the Registration Statement of which this Prospectus forms a part.


     GENERAL

          The Guarantor is authorized by its Certificate of Incorporation to issue 10,000,000 shares of Guarantor Preferred Stock which may be issued from time to time in one or more series and, subject to the provisions of the Certificate of Incorporation applicable to all series of Guarantor Preferred Stock, shall have such designations, voting powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issue thereof adopted by the Guarantor's Board of Directors (the "Board of Directors") or a duly authorized committee thereof.

          The Guarantor Preferred Stock shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise specified in the applicable Prospectus Supplement.
     Reference is made to the Prospectus Supplement relating to the particular series of Guarantor Preferred Stock for specific terms, including: (i) the designation, stated value and liquidation preference of such Guarantor Preferred Stock and the number of shares offered; (ii) the dividend rate or rates (or method of calculation), the date or dates from which dividends shall accrue, and whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate; (iii) any redemption or sinking fund provisions; (iv) the amount that shares of such series shall be entitled to receive in the event of any liquidation, dissolution or winding up of the Guarantor; (v) the terms and conditions, if any, on which shares of such series shall be exchangeable for shares of stock of any other class or classes, or other series of the same class, of the Guarantor; (vi) the voting rights, if any, of shares of such series in addition to those set forth in "Voting Rights" below; (vii) the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by the Guarantor or any subsidiary, of the common stock or of any other class of stock of the Guarantor ranking junior to the shares of such series as to dividends or upon liquidation; (viii) the conditions and restrictions, if any, on the creation of indebtedness of the Guarantor, or any subsidiary, or on the issue of any additional stock ranking on a parity with or prior to the shares of such series as to dividends or upon liquidation; and (ix) any additional dividend, liquidation, redemption, sinking or retirement fund and other rights, preferences, privileges, limitations and restrictions of such Guarantor Preferred Stock.

          The Guarantor Preferred Stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the applicable Prospectus Supplement, the shares of each series of Guarantor Preferred Stock will upon issuance rank on a parity in all respects with the outstanding shares of the Guarantor's Adjustable Rate Cumulative Preferred Stock, Series A, 7.88% Cumulative Preferred Stock, Series B and 7.60% Cumulative Preferred Stock, Series C. As of January 25, 1994, there were 881,450 shares of Adjustable Rate Cumulative Preferred Stock, Series A, 937,500 shares of 7.88% Cumulative Preferred Stock, Series B, and 500,000 shares of 7.60% Cumulative Preferred Stock, Series C of the Guarantor outstanding with an aggregate liquidation preference of $331,573,000. The Guarantor Preferred Stock will have no preemptive rights to subscribe for any additional securities that may be issued by the Guarantor.

     DIVIDENDS

          Unless otherwise set forth in the applicable Prospectus Supplement, before any dividends may be declared or paid to the holders of shares of the Common Stock, par value $1.00 per share, of the Guarantor (the "Common Stock") or of any other capital stock of the Guarantor ranking junior to any series of the Guarantor Preferred Stock as to the payment of dividends, the holders of the Guarantor Preferred Stock of that series will be entitled to receive, when and as declared by the Board of Directors or a duly authorized committee thereof, out of the net profits or net assets of the Guarantor legally available therefor, dividends payable at such times and at such rates as will be specified in the applicable Prospectus Supplement. Such rates may be fixed or variable or both. If variable, the formula used for determining the dividend rate for each dividend period will be specified in the applicable Prospectus Supplement. Unless otherwise set forth in the applicable

     Prospectus Supplement, dividends will be payable to the holders of record as they appear on the stock transfer records of the Guarantor on such dates as may be fixed by the Board of Directors or a duly authorized committee thereof.

          Dividends on any series of Guarantor Preferred Stock may be cumulative or noncumulative, as specified in the applicable Prospectus Supplement. If the Board of Directors fails to declare a dividend payable on a dividend payment date on any series of Guarantor Preferred Stock for which dividends are noncumulative ("Noncumulative Guarantor Preferred Stock"), then the holders of the Guarantor Preferred Stock of that series will have no right to receive a dividend in respect of the dividend period relating to such dividend payment date, and the Guarantor will have no obligation to pay the dividend accrued for such period, whether or not dividends on that series are declared or paid on any future dividend payment dates. If dividends on any series of Guarantor Preferred Stock are not paid in full or declared in full and sums set apart for the payment thereof, then no dividends shall be declared and paid on that series unless declared and paid ratably on all shares of every series of Guarantor Preferred Stock then outstanding, including dividends accrued or in arrears, if any, in proportion to the respective amounts that would be payable per share if all such dividends were declared and paid in full.

          The Prospectus Supplement relating to a series of Guarantor Preferred Stock will specify the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by the Guarantor or any subsidiary thereof, the Common Stock or of any other class of stock of the Guarantor ranking junior to the shares of that series as to dividends or upon liquidation and any other preferences, rights, restrictions and qualifications that are not inconsistent with the Certificate of Incorporation.

     LIQUIDATION RIGHTS

          Unless otherwise set forth in the applicable Prospectus Supplement, upon any liquidation, dissolution or winding up of the Guarantor (whether voluntary or involuntary), the holders of Guarantor Preferred Stock of that series will be entitled to receive out of the assets of the Guarantor available for distribution to its stockholders, whether from capital, surplus or earnings, the amount specified in the applicable Prospectus Supplement for that series, together with all dividends accrued and unpaid, before any distribution of the assets will be made to the holders of Common Stock or any other class or series of shares ranking junior to that series of Guarantor Preferred Stock upon liquidation, dissolution or winding up, and will be entitled to no other or further distribution. If, upon any liquidation, dissolution or winding up of the Guarantor, the assets distributable among the holders of a series of Guarantor Preferred Stock shall be insufficient to permit the payment in full to the holders of that series of Guarantor Preferred Stock of all amounts payable to those holders, then the entire assets of the Guarantor thus distributable will be distributed ratably among the holders of that series of in proportion to the respective amounts that would be payable per share if those assets were sufficient to permit payment in full.

          Neither the consolidation, merger or other business combination of the Guarantor with or into any other individual, firm, corporation or other entity nor the sale, lease, exchange or conveyance of all or any part of the property, assets or business of the Guarantor will be deemed to be a liquidation, dissolution or winding up of the Guarantor.

     REDEMPTION

          If so specified in the applicable Prospectus Supplement, any series of Guarantor Preferred Stock may be redeemable, in whole or in part, at the option of the Guarantor or pursuant to a retirement or sinking fund or otherwise, on terms and at the times and the redemption prices specified in that Prospectus Supplement. If less than all shares of the series at the time outstanding are to be redeemed, the shares to be redeemed will be selected pro rata or by lot, in such manner as may be prescribed by resolution of the Board of Directors.

          Notice of any redemption of a series of Guarantor Preferred Stock will be given by publication in a newspaper of general circulation in the Borough of Manhattan, The City of New York, such publication to be made not less than 30 nor more than 60 days prior to the redemption date. A similar notice will be mailed by the Guarantor, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of shares of that series at the addresses shown on the stock transfer records of the Guarantor, but the mailing of such notice will not be a condition of such redemption. In order to facilitate the redemption of shares of Guarantor Preferred Stock, the Board of Directors may fix a record date for the determination of the shares to be redeemed, and such record date will be not more than 60 days nor less than 30 days prior to the redemption date.

          Prior to the redemption date, the Guarantor will deposit money for the payment of the redemption price with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $10,000,000. Unless the Guarantor fails to make such deposit, on the redemption date, all dividends on the series of Guarantor Preferred Stock called for redemption will cease to accrue and all rights of the holders of shares of that series as stockholders of the Guarantor shall cease, except the right to receive the redemption price (but without interest). Unless otherwise specified in the applicable Prospectus Supplement, any monies so deposited which remain unclaimed by the holders of the shares of that series at the end of six years after the redemption date will become the property of, and will be paid by the bank or trust company with which it has been so deposited to, the Guarantor.

     CONVERSION RIGHTS

          Guarantor Preferred Stock will not be convertible into Common
     Stock.

     VOTING RIGHTS

          Unless otherwise determined by the Board of Directors of the Guarantor and set forth in the Prospectus Supplement applicable to a particular series of Guarantor Preferred Stock, holders of the Guarantor Preferred Stock of that series will not have any voting rights except as set forth below or as otherwise from time to time required by law. Whenever dividends on any series of Guarantor Preferred Stock or any other class or series of stock ranking on a parity with that series with respect to the payment of dividends shall be in arrears for dividend periods, whether or not consecutive, containing in the aggregate a number of months equivalent to six calendar quarters, the holders of shares of that series (voting separately as a class with all other series of Guarantor Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two of the authorized number of directors of the Guarantor at the next annual meeting of stockholders and at each subsequent meeting until all dividends accumulated on that series have been fully paid or set apart for payment. The term of office of all directors elected by the holders of a series of Guarantor Preferred Stock shall terminate immediately upon the termination of the right of the holders of that series to vote for directors. Whenever the shares of a series are or become entitled to vote, each holder of shares of that series will have one vote for each share held.


          So long as shares of any series of Guarantor Preferred Stock remain outstanding, the Guarantor shall not, without the consent of the holders of at least 66-2/3% of the shares of that series outstanding at the time (voting separately as a class with all other series of Guarantor Preferred Stock upon which like voting rights have been conferred and are exercisable), (i) issue or increase the authorized amount of any class or series of stock ranking senior to the shares of that series as to dividends or upon liquidation or
     (ii) amend, alter or repeal the provisions of the Guarantor's Certificate of Incorporation or of the resolutions contained in the Certificate of Designations, whether by merger, consolidation or otherwise, so as to materially and adversely affect any power, preference or special right of the outstanding shares of that series or the holders thereof; provided however, that any increase in the amount of the authorized Common Stock or authorized Guarantor Preferred Stock or the creation and issuance of Common Stock or any other series of Guarantor Preferred Stock ranking on a parity with or junior to a series of Guarantor Preferred Stock as to dividends and upon liquidation shall not be deemed to materially and adversely affect the powers, preferences or special rights of the shares of that series.

          Unless otherwise indicated in the applicable Prospectus
     Supplement, the transfer agent, dividend disbursing agent and registrar for each series of Guarantor Preferred Stock will be Security Trust Company, N.A.

                        DESCRIPTION OF DEPOSITARY SHARES

          The following summary and the summary in any Prospectus Supplement of the terms and provisions of the Depositary Shares and Depositary Receipts does not purport to be complete and is subject to and qualified in its entirety by reference to the Deposit Agreement relating to the applicable series of Guarantor Preferred Stock, which will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus forms a part.

     GENERAL

          The Guarantor, at its option, may elect to offer fractional interests in shares of a series of Guarantor Preferred Stock, rather than whole shares. If the option is exercised, the Guarantor will provide for the issuance by a depositary of depositary receipts ("Depositary Receipts") evidencing depositary shares ("Depositary Shares"), each of which will represent a fractional interest (to be specified in the applicable Prospectus Supplement) in a share of a particular series of the Guarantor Preferred Stock as more fully described below.

          If the Guarantor offers fractional shares of any series of Guarantor Preferred Stock, those shares will be deposited under a separate deposit agreement (a "Deposit Agreement") among the Guarantor, a bank or trust company selected by the Guarantor and having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Depositary") and the holders from time to time of the Depositary Receipts issued thereunder by that Depositary. The applicable Prospectus Supplement will set forth the name and address of the Depositary. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fractional interest in a share of Guarantor Preferred Stock underlying such Depositary Share, to all the rights and preferences of the fractional share of Guarantor Preferred Stock underlying such Depositary Share (including dividend, voting, redemption and liquidation rights).

          Pending the preparation of definitive engraved Depositary Receipts, upon the written order of the Guarantor, the Depositary may issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Guarantor's expense.

     DIVIDENDS AND OTHER DISTRIBUTIONS

          The Depositary will distribute to the holders of Depositary Receipts evidencing Depositary Shares all cash dividends or other cash distributions received in respect of the underlying fractional shares of Guarantor Preferred Stock in proportion to their respective holdings of the Depositary Shares on the relevant record date. However, the Depositary will distribute only the amount that can be distributed without attributing to any holder of Depositary Shares a fraction of one cent, and any balance not so distributed will be held by the Depositary (without liability for interest thereon) and will be added to and treated as part of the next sum received by the Depositary for distribution to holders of Depositary Receipts then outstanding.

          If the Guarantor distributes property other than cash in respect of shares of Guarantor Preferred Stock deposited under a Deposit Agreement, the Depositary will distribute the property received by it to the record holders of Depositary Receipts evidencing the Depositary Shares relating to those shares of Guarantor Preferred Stock, in proportion, as nearly as may be practicable, to their respective holdings of the Depositary Shares on the relevant record date, unless the Depositary determines that it is not feasible to make such a distribution, in which case the Depositary may, with the approval of the Guarantor, adopt such method as it deems equitable and practicable to give effect to the distribution, including the sale of the property so received and distribution of the net proceeds from such sale to the holders of the Depositary Receipts.

          Each Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by the Guarantor to holders of the Guarantor Preferred Stock deposited under such Deposit Agreement will be made available to holders of Depositary Shares.

     REDEMPTION OF DEPOSITARY SHARES

          If the shares of Guarantor Preferred Stock deposited under a Deposit Agreement are subject to redemption, in whole or in part, then, upon any such redemption, the Depositary Shares relating to those deposited shares will be redeemed from the proceeds received by the Depositary as a result of the redemption. Whenever the Guarantor redeems shares of Guarantor Preferred Stock held by a Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing the shares of Guarantor Preferred Stock so redeemed. The Depositary will mail the notice of redemption not less than 20 and not more than 50 days prior to the date fixed for redemption to the record holders of the Depositary Shares to be so redeemed. The redemption price per Depositary Share will be equal to the applicable fraction of the per share redemption price of the Guarantor Preferred Stock underlying such Depositary Share. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary.

          If notice of redemption shall have been given as described above, from and after the date fixed for redemption, unless the Guarantor shall have failed to redeem the shares of Guarantor Preferred Stock so called for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding, and all rights of the holders of such Depositary Shares will cease, except for the right to receive the monies payable upon such redemption and any money or other property to which the holders of such Depositary Shares were entitled upon such redemption, upon surrender to the Depositary of the Depositary Receipts evidencing such Depositary Shares.

     VOTING RIGHTS

          As soon as practicable after receipt of notice of any meeting at which the holders of shares of Guarantor Preferred Stock deposited under a Deposit Agreement are entitled to vote, the Depositary will mail the information contained in that notice of meeting (and any accompanying proxy materials) to the holders of the Depositary Shares relating to such Guarantor Preferred Stock as of the record date for such meeting. Each such holder will be entitled, subject to any applicable restrictions, to instruct the Depositary as to the exercise of the voting rights of the Guarantor Preferred Stock represented by such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the Guarantor Preferred Stock represented by those Depositary Shares in accordance with the holder's instructions, and the Guarantor will agree to take all action deemed necessary by the Depositary to enable the Depositary to do so. The Depositary will abstain from voting shares of Guarantor Preferred Stock deposited under a Deposit Agreement as to which it has not received specific instructions from the holders of the Depositary Shares representing those shares.

     WITHDRAWAL OF STOCK

          Upon surrender of Depositary Receipts at the principal office of the relevant Depositary (unless the Depositary Shares evidenced thereby have previously been called for redemption), and subject to the terms of the related Deposit Agreement, the owner of the Depositary Shares evidenced thereby shall be entitled to delivery of whole shares of Guarantor Preferred Stock and all money and other property, if any, represented by those Depositary Shares. Fractional shares of Guarantor Preferred Stock will not be delivered. If the Depositary Receipts surrendered by the holder evidence Depositary Shares in excess of those representing the number of whole shares of Guarantor Preferred Stock to be withdrawn, the Depositary will deliver to the holder at the same time a new Depositary Receipt evidencing the Depositary Shares. Holders of shares of Guarantor Preferred Stock thus withdrawn will not thereafter be entitled to deposit such shares under a Deposit Agreement or to receive Depositary Shares therefor. The Guarantor does not expect that there will be any public trading market for the Guarantor Preferred Stock, except as represented by Depositary Shares.

     AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

          The form of Depositary Receipt evidencing any Depositary Shares and any provision of a Deposit Agreement may at any time and from time to time be amended by agreement between the Guarantor and the Depositary. However, any amendment that materially and adversely alters the rights of the existing holders of Depositary Shares will not be effective unless and until approved by the holders of at least a majority of the Depositary Shares then outstanding under that Deposit Agreement. Each Deposit Agreement will provide that each holder of Depositary Shares at the time an amendment becomes effective who continues to hold those Depositary Shares will be deemed to have consented to the amendment and will be bound thereby. Except as may be necessary to comply with any mandatory provisions of applicable law, no amendment may impair the right, subject to the terms of the related Deposit Agreement, of any holder of any Depositary Shares to surrender the Depositary Receipt evidencing those Depositary Shares to the Depositary together with instructions to deliver to the holder the whole shares of Guarantor Preferred Stock represented by the surrendered Depositary Shares and all money and other property, if any, represented thereby. A Deposit Agreement may be terminated by the Guarantor or the Depositary only if (i) all outstanding Depositary Shares issued thereunder have been redeemed or (ii) there has been a final distribution in respect of the Guarantor Preferred Stock relating to those Depositary Shares in connection with any liquidation, dissolution or winding up of the Guarantor and the amount received by the Depositary as a result of that distribution has been distributed by the Depositary to the holders of those Depositary Shares.

     CHARGES OF DEPOSITARY

          The Guarantor will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Guarantor will pay charges of any Depositary in connection with the initial deposit of Guarantor Preferred Stock and the initial issuance of the relevant Depositary Shares and any redemption of such Guarantor Preferred Stock. Holders of Depositary Shares will pay any other taxes and charges incurred for their accounts as are provided in the relevant Deposit Agreement.

     MISCELLANEOUS

          Each Depositary will forward to the holders of Depositary Shares issued by that Depositary all reports and communications from the Guarantor that are delivered to the Depositary and that the Guarantor is required to furnish to the holders of the Guarantor Preferred Stock held by the Depositary. In addition, each Depositary will make available for inspection by the holders of those Depositary Shares, at the principal office of such Depositary and at such other places as it may from time to time deem advisable, all reports and communications received from the Guarantor that are received by such Depositary as the holder of Guarantor Preferred Stock.

          Neither any Depositary nor the Guarantor will assume any obligation or will be subject to any liability under a Deposit Agreement to holders of the Depositary Shares other than for its negligence or willful misconduct. Neither any Depositary nor the Guarantor will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under a Deposit Agreement. The obligations of the Guarantor and any Depositary under a Deposit Agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Guarantor Preferred Stock unless satisfactory indemnity is furnished. The Guarantor and any Depositary may rely on written advice of counsel or accountants, on information provided by persons presenting Guarantor Preferred Stock for deposit, holders of Depositary Shares or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

     RESIGNATION AND REMOVAL OF DEPOSITARY

          A Depositary may resign at any time by delivering to the Guarantor notice of its election to do so, and the Guarantor may at any time remove any Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $50,000,000.

     FEDERAL INCOME TAX CONSEQUENCES

          Owners of the Depositary Shares will be treated for federal income tax purposes as if they were owners of the Guarantor Preferred Stock represented by such Depositary Shares.


                      BOOK-ENTRY PROCEDURES AND SETTLEMENT

          Each series of Preferred Shares and each series of Guarantor Preferred Stock (or Depositary Shares representing the same) (collectively, the "Securities") may be issued in certificated or book-entry form, as specified in the applicable Prospectus Supplement. The Securities issued in book-entry form from the perspective of the beneficial owners thereof (the "Securityholders") will be issued in the form of a single global stock certificate or a single global Depositary Receipt (as the case may be) registered in the name of the nominee of DTC.

          DTC is a limited-purpose trust company created to hold securities for its participating organizations (the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in the accounts of the Participants. Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to others (such as banks, brokers, dealers and trust companies) that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). Persons who are not Participants or Indirect Participants may beneficially own securities held by DTC only through Participants or Indirect Participants.

          DTC's nominee for all purposes will be considered the sole owner or holder of the securities held in book-entry form. Owners of beneficial interests in the global stock certificate or Depositary Receipt will not be entitled to have the Securities registered in their names, will not receive or be entitled to receive physical delivery of the Securities in definitive form, and will not be considered the holders thereof under the Memorandum, Certificate of Incorporation or any Deposit Agreement.

          Neither the Guarantor nor the Depositary will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global stock certificate or Depositary Receipt, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

          A Securityholder's ownership of the Securities issued in book-entry form will be recorded on or through the records of the brokerage firm or other entity that maintains that Securityholder's account. In turn, the total number of shares of the Securities held by an individual brokerage firm or other entity for its clients will be maintained on the records of DTC in the name of that brokerage firm or other entity (or in the name of a Participant that acts as agent for the Securityholder's brokerage firm or other entity if it is not a Participant). Therefore, a Securityholder must rely upon the records of the Securityholder's brokerage firm or other entity to evidence the Securityholder's ownership of the Securities and transfer of ownership of those Securities may be effected only through the brokerage firm or other entity that maintains the Securityholder's account.

          If less than all of the Preferred Shares of any series are being redeemed, DTC's practice is to determine by lot the amount of the interest of each participant in such series to be redeemed.

          Dividends or other distributions payable in respect of the Securities will be paid by the Guarantor or the Depositary, as the case may be, to DTC. DTC will be responsible for crediting the amount of payments that it receives to the accounts of the Participants in accordance with their respective standard procedures, which currently provide for payment in next-day funds. Each Participant will be responsible for disbursing the payments for which it is so credited to the Securityholders that it represents and to each brokerage firm or other entity for which it acts as agent. Each such brokerage firm or other entity will be responsible for disbursing funds to the Securityholders that it represents. It is suggested that any purchaser of the Securities with accounts at more than one brokerage firm or other entity effect transactions in the Securities only through the brokerage firm or firms or other entity or entities that hold such purchaser's Securities.

          If DTC is at any time unwilling or unable to continue as depository in respect of a global certificate or global Depositary Receipt and a successor depository is not appointed by the Guarantor or the Depositary, as the case may be, within 90 days, the Guarantor will issue Securities, as the case may be, in definitive form in exchange for the global stock certificate or global Depositary Receipt. In addition, the Guarantor may determine at any time not to have the Securities represented by a global stock certificate or global Depositary Receipt (as the case may be), and, in such event, will issue the Securities in definitive form in exchange for such global stock certificate or global Depositary Receipt. In either instance, an owner of a beneficial interest in the global stock certificate or global Depositary Receipt will be entitled to have the Securities equal in aggregate amount to that beneficial interest registered in its name and will be entitled to physical delivery of a definitive certificate or other instrument evidencing such Securities. The registered holder of the Securities will be entitled to receive the dividends or other distributions or, if applicable, the redemption price payable in respect of such Securities, upon surrender of the certificate (or Depositary Receipt) evidencing such Securities to the Guarantor or the Depositary (as the case may be), in accordance with the procedures set forth in the Memorandum, Certificate of Incorporation or Deposit Agreement (as the case may be).

                    LIMITATIONS AFFECTING SECURITIES HOLDERS

          There are no exchange control laws or regulations in effect under current Cayman Islands legislation.

                                    TAXATION

     UNITED STATES

          The following is a summary of the principal U.S. federal income tax consequences, based on the advice of Weil, Gotshal & Manges, of the purchase, ownership, and disposition of the Preferred Shares, to a holder that is a citizen or resident of the United States, a corporation, partnership, or other entity created or organized under the laws of the United States, an estate or trust the income of which is subject to U.S. federal income taxation regardless of source, or a person that is otherwise subject to U.S. federal income tax on a net income basis with respect to the Preferred Shares (a "U.S. Holder"). Because the Preferred Shares will be offered and sold only to investors that are U.S. Holders, this summary does not address the U.S. federal income tax consequences to persons other than U.S. Holders.


          This summary is based on the U.S. federal income tax laws, regulations, and ruling and decisions now in effect, all of which are subject to change, possibly on a retroactive basis. This summary considers only initial U.S. Holders that hold the Preferred Shares as capital assets, and does not address the tax consequences applicable to investors that may be subject to special tax rules such as banks, insurance companies, dealers in stocks, tax exempt persons, persons that will hold the Preferred Shares as a position in a "straddle," as part of a "synthetic security" or "hedge," or as part of a "conversion transaction" or other integrated investment. This summary also does not address the tax consequences to persons that have a functional currency other than the

     U.S. dollar. It does not include any description of the tax laws of any state or local government or of any foreign government that may be applicable to the Preferred Shares or the holders thereof. For a description of certain consequences with respect to the tax laws of the Cayman Islands, see the discussion below under the heading "Cayman Islands."


          INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS IN DETERMINING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF HOLDING THE PREFERRED SHARES AS WELL AS THE APPLICATION OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

     Income from the Preferred Shares

          In the opinion of Weil, Gotshal & Manges, the Company will be treated as a partnership for U.S. federal income tax purposes. Such opinion relies, in part, upon the opinion of Maples and Calder as to certain matters of Cayman Islands law. Copies of the opinions of Weil, Gotshal & Manges and Maples and Calder have been filed as exhibits to the Registration Statement of which this Prospectus is a part. Each holder of the Preferred Shares (a "Shareholder") will be required to include in his gross income his distributive share of the Company's net income, which generally will be an amount equal to the dividends on the Preferred Shares held by such Shareholder. A Shareholder's distributive share of such income should not exceed such dividends on the Preferred Shares, except in the limited circumstances described below under "Potential Extension of the Payment Period" and "Use of Convention." Any amount so included in a Shareholder's gross income will increase his tax basis in the Preferred Shares and the amount of cash dividends to the Shareholder will reduce his tax basis in the Preferred Shares. No portion of such income will be eligible for the dividends- received deduction.

     Disposition of the Preferred Shares

          Except as described below under "Redemption of the Preferred Shares in Exchange for Guarantor Preferred Stock," gain or loss will be recognized on a sale, exchange or other disposition of the Preferred Shares (including a distribution of cash in redemption of all of a Shareholder's Preferred Shares) equal to the difference between the amount realized and the Shareholder's tax basis in the Preferred Shares disposed of. In the case of a cash distribution in partial redemption of a Shareholder's Preferred Shares, no loss will be recognized, the Shareholder's tax basis in the Preferred Shares will be reduced by the amount of the distribution, and the Shareholder will recognize gain to the extent, if any, that the amount of the distribution exceeds his tax basis in the Preferred Shares. Gain or loss recognized by a Shareholder on the sale or exchange (or on a distribution of cash in redemption) of a Preferred Share held for more than one year will generally be long-term capital gain or loss.


     Redemption of the Preferred Shares in Exchange for Guarantor Preferred
     Stock

          The Guarantor will have the right, subject to certain conditions, to issue and deliver to the Company, in exchange for the note evidencing the loan of the proceeds from the sale of each series of Preferred Shares (the "Loan Note"), shares of a series of Guarantor Preferred Stock (or Depositary Shares representing the same). As noted under "Description of Preferred Shares -- Mandatory Redemption," in the event of such exchange, the Company is obligated to redeem such series of Preferred Shares, as an entirety, solely in exchange for shares of the same series of Guarantor Preferred Stock (or Depositary Shares representing the same) so delivered to the Company by the Guarantor. Such exchange and redemption will not cause the Company to recognize taxable gain or loss.


          If the fair market value of the Guarantor Preferred Stock (or Depositary Shares) received by a Shareholder upon such redemption exceeds the Shareholder's tax basis in the Preferred Shares so redeemed, the Shareholder may be required to recognize taxable income or gain in an amount equal to such excess. Alternatively, if the Shareholder's tax basis in the Preferred Shares exceeds the fair market value of the Guarantor Preferred Stock (or Depository Shares) received upon such redemption, the Shareholder may recognize a loss (or expense item) in an amount equal to such excess. If such a loss (or expense item) is recognized, its deductibility by a Shareholder may be subject to limitations (such as the limitation on deductibility of capital losses), the application of which will depend upon the Shareholder's personal tax situation. A Shareholder's aggregate tax basis in the Guarantor Preferred Stock (or Depositary Shares representing the same) received upon such redemption should be equal to such Shareholder's aggregate tax basis in the Preferred Shares so redeemed, increased by any gain recognized upon the redemption exchange and reduced by any loss (or expense item) referred to above recognized upon such redemption.


           It is possible that the Internal Revenue Service could take the position that the Company should be disregarded and that each Shareholder should be treated as holding an interest in the Loan Note held by the Company, rather than the Preferred Shares. In that event, upon the Company's redemption of Preferred Shares in exchange for Guarantor Preferred Stock (or Depositary Shares representing the same) following the Guarantor's delivery of such Guarantor Preferred Stock
     (or Depositary Shares) in exchange for the Loan Note, each Shareholder should be treated as exchanging debt of the Guarantor for stock in the Guarantor. Such an exchange should be treated as a non-taxable exchange to each Shareholder (except to the extent any stock received is allocable to accrued but unpaid interest) and should result in the Shareholder receiving an aggregate tax basis in the stock so received (other than any portion of such stock allocable to accrued but unpaid interest) which should be equal to such Shareholder's aggregate tax basis in its Preferred Shares. Any Guarantor Preferred Stock (or Depositary Shares representing the same) received by a Shareholder which is allocable to accrued but unpaid interest would be taxable to such Shareholder as a payment of such interest in accordance with such Shareholder's federal income tax accounting method and the Shareholder would take a fair market value tax basis in such Guarantor Preferred Stock (or
     Depositary Shares).

          If the Preferred Shares are redeemed in exchange for Guarantor Preferred Stock (or Depositary Shares), any distributions paid on the Guarantor Preferred Stock (or Depositary Shares) will be taxable to a U.S. Holder as ordinary dividend income to the extent of the Guarantor's current and accumulated earnings and profits. To the extent that the amount of distributions paid on such Guarantor Preferred Stock (or Depositary Shares) exceeds the Guarantor's current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), such excess distributions will be treated first as a return of capital (reducing the U.S. Holder's adjusted tax basis in such Guarantor Preferred Stock (or Depositary Shares)), and then as capital gain. Such capital gain would be long-term capital gain if the U.S. Holder's holding period for the Guarantor Preferred Stock (or Depositary Shares) exceeds one year. To the extent that distributions on the Guarantor Preferred Stock (or Depositary Shares) are treated as dividends, a U.S. Holder that is a corporation may be eligible for the 70% dividends-received deduction, subject to certain limitations and certain holding period requirements (although the benefit of such deduction may be reduced or eliminated by the alternative minimum tax). The dividends-received deduction may also be reduced if the Guarantor Preferred Stock is considered "debt financed."

          A U.S. Holder of Guarantor Preferred Stock (or Depositary Shares) will recognize capital gain or loss on the sale or other disposition thereof equal to the difference between the amount realized and the U.S. Holder's tax basis therefor. Gain or loss recognized by a U.S. Holder on the sale or exchange of Guarantor Preferred Stock (or Depositary Shares) held for more than one year generally will be capital gain or loss. A redemption of the Guarantor Preferred Stock (or Depositary Shares) for cash will generally be treated as a sale or exchange resulting in capital gain or loss unless the U.S. Holder owns other shares of stock of the Guarantor and certain other conditions apply, in which case such redemption will be treated as a distribution (as described in the preceding paragraph).

     Potential Extension of the Payment Period

          Under the terms of the agreement governing the Loan Note, the Guarantor may be permitted to extend the interest payment period of the Loan Note. In the event that the Guarantor exercises that right, the Guarantor may not declare dividends on any shares of its preferred or common stock and, therefore, the likelihood of extension of the payment period is, in the view of the Guarantor, remote. If the payment period is extended, the Company will continue to accrue income equal to the amount of the interest payment due at the end of the extended payment period over the term of the extended payment period.


          Accrued income for any month will be allocated but not distributed to holders of record of the Preferred Shares on the record date for dividends in respect of such month. As a result, U.S. Holders of record during an extended interest payment period will be required to include in gross income an amount equal to the dividends accrued on the Preferred Shares in advance of the receipt of such dividend in cash. The subsequent receipt of cash in respect of such dividend will not also be includible in gross income.

     Use of Convention

          The Company will adopt a convention under which all of the net income accrued by the Company in any calendar month will be allocated to Shareholders of record on the record date for dividends in respect of such month. It is unclear whether this convention will be respected for federal income tax purposes. If it is not respected, the distributive share of the Company's net income allocable to Preferred Shares in respect of a month in which such shares are sold may be allocated between the seller and the purchaser on some other basis. Any amount so allocated to the Shareholder, whether as seller or purchaser, would be includible in the Shareholder's income and would increase his tax basis in the Preferred Shares.


     Company Information Returns and Audit Procedures

          The Guarantor, in its capacity as Common Shareholder of the Company, will furnish each holder with a Schedule K-1 setting forth each holder's allocable share of the income of the Company. The Schedule K-1 will be furnished within 90 days after the close of the Company's taxable year.

          Any person who holds Preferred Shares as a nominee for another person is required by law to furnish to the Company: (a) the name, address, and taxpayer identification number of the beneficial owners and the nominee; (b) notice of whether the beneficial owner is (i) a person that is not a United States person, (ii) a foreign government, an international organization, or any wholly owned agency or instrumentality of either of the foregoing, or (iii) a tax-exempt entity; (c) the amount and description of Preferred Shares held, acquired, or transferred for the beneficial owners; and (d) certain information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales. Brokers and financial institutions are required to furnish additional information, including certain information on Preferred Shares that they acquire, hold, or transfer for their own account. A penalty of $50 per failure (up to a maximum of $100,000 per calendar year) is imposed by the Internal Revenue Code for failure to report such information to the Company. The nominee is required to supply the beneficial owner of the Preferred Shares with the information furnished to the Company.

     CAYMAN ISLANDS

          The following discussion is a summary of certain Cayman Islands tax consequences, based on the advice of Maples and Calder, of the purchase, disposition or ownership of the Preferred Shares.

          Payment of dividends on the Preferred Shares will not be subject to any withholding under the tax laws of the Cayman Islands. There are no taxes in the Cayman Islands on income, profits, capital gains or turnover, nor are there any inheritance, estate, or gift taxes or duties in the Cayman Islands. There is no applicable stamp duty on the issuance of any shares, and no stamp duty is payable on the transfer or redemption of shares in the Company. The Company has applied for and will be issued an undertaking by the Governor of the Cayman Islands stating that the Company is exempt, for a period of twenty years from the date of its incorporation, January 27, 1994, from the payment of any taxes or duties which may be imposed in the future on profits, income, capital gains, assets or appreciations and any such tax or duty or tax in the nature of estate duty or inheritance tax payable on the shares, debentures or other obligations of the Company.

                              PLAN OF DISTRIBUTION

          The Company may sell the Preferred Shares in any of three ways:
     (i) to underwriters (including Bear Stearns) or dealers, who may act directly or through a syndicate represented by one or more managing underwriters (including Bear Stearns); (ii) through broker-dealers (including Bear Stearns) designated by the Company to act on its behalf as agents; or (iii) directly to one or more purchasers. Each Prospectus Supplement will set forth the manner and terms of the offering of the Preferred Shares covered thereby, including (i) whether that offering is being made to underwriters or through agents;
     (ii) any underwriting discounts, dealer concessions, agency commissions and any other items that may be deemed to constitute underwriters', dealers' or agents' compensation, and (iii) the purchase price or initial public offering price of the Preferred Shares and the anticipated proceeds to the Company from the sale of the Preferred Shares.

          When Preferred Shares are to be sold to underwriters, unless otherwise set forth in the applicable Prospectus Supplement, the obligations of the underwriters to purchase those Preferred Shares will be subject to certain conditions precedent but the underwriters will be obligated to purchase all of the Preferred Shares if any are purchased. The Preferred Shares will be acquired by the underwriters for their own account and may be resold by the underwriters, either directly to the public or to securities dealers, from time to time in one or more transactions, including negotiated transactions, either at a fixed public offering price or at varying prices determined at the time of sale. The initial public offering price, if any, and any concessions allowed or reallowed to dealers, may be changed from time to time.

          To the extent that any Preferred Shares underwritten by Bear
     Stearns are not resold by Bear Stearns for an amount at least equal to the public offering price thereof, the proceeds from the offering of those Preferred Shares will be reduced. Bear Stearns intends to resell any of those Preferred Shares from time to time following termination of the offering at varying prices related to prevailing market prices at the time of sale, subject to applicable prospectus delivery requirements.

          Unless otherwise indicated in the applicable Prospectus Supplement, when Preferred Shares are sold through an agent, the designated agent will agree, for the period of its appointment as agent, to use its best efforts to sell the Preferred Shares for the Company's account and will receive commissions from the Company as set forth in the applicable Prospectus Supplement.

          Underwriters and agents participating in any distribution of Preferred Shares may be deemed "underwriters" within the meaning of the Securities Act and any discounts or commissions they receive in connection therewith may be deemed to be underwriting compensation for the purposes of the Securities Act. Those underwriters and agents may be entitled, under their agreements with the Company and the Guarantor, to indemnification by the Company and the Guarantor against certain civil liabilities, including liabilities under the Securities Act, or to contribution by the Company and the Guarantor to payments that they may be required to make in respect of those civil liabilities. Various of those underwriters or agents may be customers of, engage in transactions with or perform services for the Guarantor or its affiliates in the ordinary course of business.

          Following the initial distribution of any series of Preferred Shares, Bear Stearns may offer and sell previously issued Preferred Shares of that series from time to time in the course of its business as a broker-dealer. Bear Stearns may act as principal or agent in those transactions. This Prospectus and the Prospectus Supplement applicable to those Preferred Shares will be used by Bear Stearns in connection with those transactions. Sales will be made at prices related to prevailing prices at the time of sale.

          Each distribution of Preferred Shares will conform to the requirements set forth in the applicable sections of Schedule E to the By-laws of the NASD.

                              ERISA CONSIDERATIONS

          Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), prohibits the borrowing of money, the sale of property and certain other transactions involving the assets of plans that are qualified under the Code ("Qualified Plans") or individual retirement accounts ("IRAs") and persons who have certain specified relationships to them. Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), prohibits similar transactions involving employee benefit plans that are subject to ERISA ("ERISA Plans"). Qualified Plans, IRAs and ERISA Plans are hereinafter collectively referred to as "Plans."

          Persons who have such specified relationships are referred to as "parties in interest" under ERISA and as "disqualified persons" under the Code. "Parties in interest" and "disqualified persons" encompass a wide range of persons, including any fiduciary (e.g., investment
                                                       ----
     manager, trustee or custodian), any person providing services (e.g., a
                                                                    ----
     broker), the Plan sponsor, an employee organization any of whose members are covered by the Plan, and certain persons related to or affiliated with any of the foregoing.

          The Guarantor, Bear Stearns and/or BSSC each is considered a "party in interest" or "disqualified person" with respect to many Plans, including IRAs established with any of them. The purchase and/or holding of Preferred Shares or Depositary Shares representing a series of Guarantor Preferred Stock by a Plan with respect to which the Guarantor, Bear Stearns and/or BSSC is a fiduciary and/or a service provider (or otherwise is a "party in interest" or "disqualified person") would constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless such Preferred Shares or Depositary Shares representing a series of Guarantor Preferred Stock are acquired or held pursuant to and in accordance with an applicable statutory or administrative exemption. An IRA that engages in a non-exempt prohibited transaction could forfeit its tax-exempt status under Section 408 of the Code.

          Applicable exemptions may include the exemption for services under Section 408(b)(2) of ERISA and certain prohibited transaction class exemptions (e.g., Prohibited Transaction Class Exemption 84-14
                       ----
     relating to qualified professional asset managers and Prohibited Transaction Class Exemptions 75-1 and 86-128 relating to securities transactions involving employee benefit plans and broker-dealers).

          In accordance with ERISA's general fiduciary requirement, a fiduciary with respect to any ERISA Plan who is considering the purchase of Preferred Shares on behalf of such plan should determine whether such purchase is permitted under the governing plan document and is prudent and appropriate for the ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio. No IRA established with the Guarantor, Bear Stearns, and/or BSSC should acquire any Preferred Shares or Depositary Shares representing a series of Guarantor Preferred Stock and other Plans established with the Guarantor, Bear Stearns and/or BSSC should consult with counsel prior to making any such acquisition.

                                     EXPERTS

          The consolidated financial statements and the related financial statement schedules incorporated by reference from the Company's 1993 Form 10-K have been audited by Deloitte & Touche, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             VALIDITY OF SECURITIES

          The validity of the Preferred Shares will be passed upon by Maples and Calder, Cayman Islands counsel to the Company. The validity of the Guarantee relating to the Preferred Shares and validity of the Guarantor Preferred Stock (and Depositary Shares evidencing the same) will be passed upon on behalf of the Company and the Guarantor by Weil, Gotshal & Manges (a partnership including professional corporations), New York, New York, and on behalf of any underwriters or agents by Andrews & Kurth L.L.P., New York, New York. As to all matters of Cayman Islands law, Weil, Gotshal & Manges and Andrews & Kurth L.L.P. will rely upon the opinion of Maples and Calder.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

     ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered.

         SEC registration fee  . . . . . . . . . . . . . .  $172,414
         Accounting fees . . . . . . . . . . . . . . . . .    15,000
         Legal fees and expenses . . . . . . . . . . . . .   100,000
         Blue Sky fees and expenses (including legal fees)    25,000
         Printing and engraving fees . . . . . . . . . . .    25,000
         NASD filing fee . . . . . . . . . . . . . . . . .    30,500
         Miscellaneous . . . . . . . . . . . . . . . . . .    32,086
                                                            --------
               Total . . . . . . . . . . . . . . . . . . .  $400,000
                                                            ========


     ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Reference is made to section 145 of the Delaware General Corporation Law which provides for indemnification of directors and officers in certain circumstances.

          Article VIII of the Restated Certificate of Incorporation of The Bear Stearns Companies Inc. provides for indemnification of directors and officers of The Bear Stearns Companies, Inc. against certain liabilities incurred as a result of their duties as such and also provides for the elimination of the monetary liability of directors for certain actions as such, which Restated Certificate of Incorporation is filed as Exhibit 4(a) to the Registration Statement Form S-8 (No. 33-49979) filed August 13, 1993.

          The Bear Stearns Companies Inc. has in effect reimbursement insurance for directors' and officers' liability claims and directors' and officers' liability insurance indemnifying, respectively, the directors and officers of The Bear Stearns Companies Inc. within specific limits for certain liabilities incurred by them, subject to the conditions and exclusions and deductible provisions of the policies.

          For the undertaking with respect to indemnification, see Item 17 herein.


     ITEM 16. EXHIBITS.

          1    -    Form of Underwriting Agreement.
          3.1  -    Memorandum of Association of Bear Stearns Finance LLC.
          3.2  -    Articles of Association of Bear Stearns Finance LLC.
          4.1  -    Form of Payment and Guarantee Agreement of The Bear
                    Stearns Companies Inc.
          4.2  -    Form of Loan Agreement between Bear Stearns Finance LLC
                    and The Bear Stearns Companies Inc.
          4.3  -    Restated Certificate of Incorporation, as amended, of
                    The Bear Stearns Companies Inc. (incorporated by
                    reference to Exhibit 4(a) to its Registration Statement
                    on Form S-8 (No. 33-49979)).
          4.4  -    Amended and Restated By-Laws of The Bear Stearns
                    Companies Inc. (incorporated by reference to Exhibit
                    3(b) to its Annual Report on Form 10-K for the fiscal year ended June 30, 1991).



          4.5  -    Form of Deposit Agreement (incorporated by reference to
                    Exhibit 4(d) to the Registration Statement on Form S-3
                    (No. 33-59140) of The Bear Stearns Companies Inc).
          5.1  -    Opinion of Maples and Calder as to legality of the
                    Preferred Shares.
          5.2  -    Opinion of Weil, Gotshal & Manges as to legality of the
                    Guarantee and the Guarantor Preferred Stock.
          8.1  -    Opinion of Maples and Calder as to tax matters
                    (included in Exhibit 5.1).
          8.2  -    Opinion of Weil, Gotshal & Manges as to tax matters.
          12   -    Computation of Ratio of Earnings to Combined Fixed
                    Charges and Preferred Stock Dividends.*
          23.1 -    Consent of Deloitte & Touche.*
          23.2 -    Consent of Maples and Calder (included in Exhibit 5.1).
          23.3 -    Consents of Weil, Gotshal & Manges (included in
                    Exhibits 5.2 and 8.2).
          24.1 -    Powers of attorney (included in the signature pages to
                    the Registration Statement).*


     --------------------
     *  Previously filed.


     ITEM 17.  UNDERTAKINGS.

          Each of the registrants hereby undertakes:

               (1) To file, during any period in which offers or sales are being made of the Securities registered hereby, a post-effective amendment to this Registration Statement:

                    (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                    (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that the undertakings set forth in paragraphs
     (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by The Bear Stearns Companies Inc. pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the Securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

          (4) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of The Bear Stearns Companies Inc.'s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to





     Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions referred to in
     Item 15 of this registration statement, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                     SIGNATURES OF BEAR STEARNS FINANCE LLC

         Pursuant to the requirements of the Securities Act of 1933, Bear Stearns Finance LLC hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 7th day of February, 1994.


                                      BEAR STEARNS FINANCE LLC


     Attest:                          By:  THE BEAR STEARNS COMPANIES INC., as
                                              Common Shareholder


     By: /s/ Kenneth Edlow            By:  /s/ William J. Montgoris
        --------------------------         -----------------------------
         Kenneth Edlow                     William J. Montgoris
         Secretary of Common Shareholder   Chief Operating Officer and
                                           Chief Financial Officer of Common
                                           Shareholder


         Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                  TITLE                   DATE
         ---------                  -----                   ----

     /s/ William J. Montgoris   Chief Operating Officer   February 7, 1994
     ------------------------
     William J. Montgoris       and Chief Financial
                                Officer of Common
                                Shareholder (Principal
                                Executive Officer of
                                Bear Stearns Finance LLC)



          *                     Treasurer of Common       February 7, 1994
     ----------------------
     Michael Minikes            Shareholder(Principal
                                Financial Officer of
                                Bear Stearns Finance LLC)



          *                     Senior Vice President-    February 7, 1994
     ----------------------
     Samuel L. Molinaro, Jr.    Finance of Common
                                Shareholder (Principal
                                Accounting Officer of
                                Bear Stearns Finance LLC)


















         SIGNATURE                  TITLE                   DATE
         ---------                  -----                   ----


     Authorized Representative
     in the United States:


     /s/William J. Montgoris    Chief Operating Officer   February 7, 1994
     -------------------------
     William J. Montgoris       and Chief Financial Officer
                                of Common Shareholder


     *By:/s/ William J. Montgoris
         ------------------------
          William J. Montgoris
          Attorney-in-fact














































                  SIGNATURES OF THE BEAR STEARNS COMPANIES INC.

               Pursuant to the requirements of the Securities Act of 1933, The Bear Stearns Companies Inc. hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 7th day of February, 1994.


                             THE BEAR STEARNS COMPANIES INC.


                             By: /s/ William J. Montgoris
                                -----------------------------
                                 William J. Montgoris
                                 Chief Operating Officer and
                                 Chief Financial Officer


              Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

      SIGNATURE                 TITLE                      DATE
      ---------                 -----                      ----

        *                       Chairman of the Board       February 7, 1994
     -------------------------
     Alan C. Greenberg          and Director



        *                       President and Chief         February 7, 1994
     -------------------------
     James E. Cayne             Executive Officer
                                (Principal Executive
                                Officer); Director



        *                       Executive Vice President;   February 7, 1994
     -------------------------
     Michael L. Tarnopol        Director




        *                       Executive Vice President;   February 7, 1994
     -------------------------
     Vincent J. Mattone         Director



                                Executive Vice President;
     -------------------------
     John C. Sites, Jr.         Director



        *                       Executive Vice President;   February 7, 1994
     ------------------------
     Alan D. Schwartz           Director





      SIGNATURE                 TITLE                       DATE
      ---------                 -----                       ----


        *                       Executive Vice President;   February 7, 1994
     ------------------------
     Warren J. Spector          Director



     /s/William J. Montgoris    Chief Operating Officer     February 7, 1994
     ------------------------
     William J. Montgoris       and Chief Financial Officer
                                (Principal Financial
                                Officer)



        *                       Treasurer; Director         February 7, 1994
     ------------------------
     Michael Minikes



        *                        Director                   February  , 1994
     ------------------------
     E. Garrett Bewkes, III



        *                        Director                   February 7, 1994
     ------------------------
     Denis A. Bovin



                                 Director
     ------------------------
     Peter Cherasia



        *                        Director                   February 7, 1994
     -------------------------
     Michael R. Dabney



        *                        Director                   February 7, 1994
     -------------------------
     Kevin Finnerty



                                 Director
     -------------------------
     Grace J. Fippinger



        *                        Director                   February 7, 1994
     -------------------------
     Carl D. Glickman



                                 Director
     ------------------------
     Thomas R. Green





      SIGNATURE                  TITLE                       DATE
      ---------                  -----                       ----




                                 Director
     --------------------------
     Donald J. Harrington, C.M.



        *                        Director                  February 7, 1994
     --------------------------
     Richard Harriton



        *                        Director                  February 7, 1994
     --------------------------
     Nancy E. Havens-Hasty



        *                        Director                  February 7, 1994
     --------------------------
     Jonathan Ilany



        *                        Director                  February 7, 1994
     --------------------------
     Daniel L. Keating



                                 Director
     --------------------------
     John W. Kluge



        *                        Director                  February 7, 1994
     --------------------------
     David A. Liebowitz



        *                        Director                  February 7, 1994
     --------------------------
     Bruce M. Lisman



                                 Director
     --------------------------
     Matthew J. Mancuso



        *                        Director                  February 7, 1994
     --------------------------
     Donald Mullen



                                 Director
     --------------------------
     Frank T. Nickell





      SIGNATURE                  TITLE                       DATE
      ---------                  -----                       ----

        *                        Director                  February 7, 1994
     --------------------------
     R. Blaine Roberts



        *                        Director                  February 7, 1994
     --------------------------
     E. John Rosenwald, Jr.



                                 Director
     --------------------------
     Frederic V. Salerno



        *                        Director                  February 7, 1994
     --------------------------
     Robert M. Steinberg



                                 Director
     --------------------------
     Fred Wilpon



        *                        Director                  February 7, 1994
     --------------------------
     Uzi Zucker



        *                        Controller                February 7, 1994
     --------------------------
     Michael J. Abatemarco



        *                        Senior Vice President-    February 7, 1994
     --------------------------
     Samuel L. Molinaro, Jr.     Finance (Principal
                                 Accounting Officer)



     *By:/s/ William J. Montgoris
         ------------------------
           William J. Montgoris
           Attorney-in-fact















                            EXHIBIT INDEX

     EXHIBIT NO.     DESCRIPTION
     -----------     -----------

          1    -    Form of Underwriting Agreement.
          3.1  -    Memorandum of Association of Bear Stearns Finance LLC.
          3.2  -    Articles of Association of Bear Stearns Finance LLC.
          4.1  -    Form of Payment and Guarantee Agreement of The Bear
                    Stearns Companies Inc.
          4.2  -    Form of Loan Agreement between Bear Stearns Finance LLC
                    and The Bear Stearns Companies Inc.
          4.3  -    Restated Certificate of Incorporation, as amended, of
                    The Bear Stearns Companies Inc. (incorporated by
                    reference to Exhibit 4(a) to its Registration Statement
                    on Form S-8 (No. 33-49979)).
          4.4  -    Amended and Restated By-Laws of The Bear Stearns
                    Companies Inc. (incorporated by reference to Exhibit
                    3(b) to its Annual Report on Form 10-K for the fiscal
                    year ended June 30, 1991).
          4.5  -    Form of Deposit Agreement (incorporated by reference to
                    Exhibit 4(d) to the Registration Statement on Form S-3
                    (No. 33-59140) of The Bear Stearns Companies Inc).
          5.1  -    Opinion of Maples and Calder as to legality of the
                    Preferred Shares.
          5.2  -    Opinion of Weil, Gotshal & Manges as to legality of the
                    Guarantee and the Guarantor Preferred Stock.
          8.1  -    Opinion of Maples and Calder as to tax matters
                    (included in Exhibit 5.1).
          8.2  -    Opinion of Weil, Gotshal & Manges as to tax matters.
          12   -    Computation of Ratio of Earnings to Combined Fixed
                    Charges and Preferred Stock Dividends.*
          23.1 -    Consent of Deloitte & Touche.*
          23.2 -    Consent of Maples and Calder (included in Exhibit 5.1).
          23.3 -    Consents of Weil, Gotshal & Manges (included in
                    Exhibits 5.2 and 8.2).
          24.1 -    Powers of attorney (included in the signature pages to
                    the Registration Statement).*


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     *  Previously filed.